Exhibits 8.1 and 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

October 15, 2026

Toyota Auto Finance Receivables LLC
6565 Headquarters Drive, W2-3D
Plano, Texas 75024

Re:	Toyota Auto Receivables 2026-D Owner Trust

Ladies and Gentlemen:

We have acted as special counsel to Toyota Auto Finance Receivables LLC, a Delaware limited liability company (the “Depositor”) in connection with the issuance by Toyota Auto Receivables 2026-D Owner Trust (the “Issuer”) of $439,750,000 aggregate principal amount of 4.301% Asset Backed Notes, Class A-1 (the “Class A-1 Notes”), $496,092,000 aggregate principal amount of 4.80% Asset Backed Notes, Class A-2a (the “Class A‑2a Notes”), $163,158,000 aggregate principal amount of SOFR Rate plus 0.36% Asset Backed Notes, Class A-2b (the “Class A‑2b Notes”), $659,000,000 aggregate principal amount of 5.26% Asset Backed Notes, Class A-3 (the “Class A‑3 Notes”), $94,500,000 aggregate principal amount of 5.40% Asset Backed Notes, Class A-4 (the “Class A-4 Notes” and, collectively with the Class A-1 Notes, the Class A-2a Notes, the Class A-2b Notes and the Class A-3 Notes, the “Offered Notes”), and $47,500,000 aggregate principal amount of 0.00% Asset Backed Notes, Class B (the “Class B Notes” and, collectively with the Offered Notes, the “Notes”).  In connection with the issuance and sale of the Offered Notes, the Depositor has prepared a prospectus dated October 9, 2026 (the “Prospectus”).
The Depositor has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SF-3 (Registration No. 333-281727), as amended by Amendment No. 1 thereto, for the registration of the Offered Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Notes will be issued pursuant to an Indenture, dated as of October 15, 2026 (the “Indenture”), between the Issuer and Citibank, N.A., as indenture trustee and as securities intermediary.
As such counsel, we have examined copies of the Prospectus and the Indenture, and have relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion letter, we have also examined and relied upon the Registration Statement, and forms of prospectus included therein.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and

Toyota Auto Finance Receivables LLC
October 15, 2026

completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.
Attorneys involved in the preparation of this opinion letter are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal tax laws of the United States of America.
Based on the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that as of the date hereof, the statements in the Prospectus under the headings “Summary of Terms—Tax Status” and “Material U.S. Federal Income Tax Considerations,” insofar as they purport to describe certain provisions of United States federal income tax law or legal conclusions with respect thereto, are correct in all material respects.
Our opinion above is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein.  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm in the Prospectus under the headings “Summary of Terms—Tax Status,” “Material U.S. Federal Income Tax Considerations” and “Legal Opinions.”  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP